                                  SCHEDULE 14A

                                 (Rule 14a-101)
                   INFORMATION REQUIRED IN CONSENT STATEMENT

                            SCHEDULE 14A INFORMATION
               Consent Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Consent Statement             [ ]  Confidential, For Use of the Commission
                                               Only
                                                   (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             VLSI TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                      KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)

                              KPE ACQUISITION INC.
--------------------------------------------------------------------------------
                  (Name of Person(s) Filing Consent Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act
    Rules 14a-6(i)1 and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount Previously Paid:

    (2)  Form, Schedule or Registration Statement No.:

    (3)  Filing Party:

    (4)  Date Filed:

PRELIMINARY COPY -- SUBJECT TO COMPLETION

                               CONSENT STATEMENT
                                       TO
                     STOCKHOLDERS OF VLSI TECHNOLOGY, INC.
                                       BY
                              KPE ACQUISITION INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                      KONINKLIJKE PHILIPS ELECTRONICS N.V.
                          (ROYAL PHILIPS ELECTRONICS)

     This Consent Statement is being furnished by KPE Acquisition Inc. ("KPE"), a Delaware corporation and an indirect wholly owned subsidiary of Koninklijke Philips Electronics N.V., a company incorporated under the laws of The Netherlands ("Royal Philips"), to the holders (the "Stockholders") of shares of common stock, par value $0.01 per share (the "Common Stock"), of VLSI Technology, Inc., a Delaware corporation ("VSLI" or the "Company"), in connection with the solicitation by KPE of the consent of Stockholders to the actions described below (the "Consent Solicitation"). This Consent Statement and the accompanying WHITE consent card are first being sent to Stockholders on or
about March   , 1999.

     THIS SOLICITATION IS BEING MADE BY KPE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF VLSI.

                            THE CONSENT SOLICITATION

     Stockholder consent is being solicited to take the following actions (collectively, the "Proposals") without a Stockholders' meeting, as permitted by Delaware law and as further described herein:

     Proposal No. 1. Remove each of the 6 current members of the Board of Directors of VLSI (the "Board") and any other person or persons who may be members of the Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4 set forth below);

     Proposal No. 2. Amend Section 3.13 of the Bylaws of VLSI (the "Bylaws") to provide for the filling of vacancies resulting from the removal of directors pursuant to Section 3.13 by adding the following sentences to the end of Section 3.13: "In the event that one or more directors are removed pursuant to this Section 3.13, the vacancy or vacancies created thereby may be filled by the stockholders acting at a meeting or by written consent. If less than all of the vacancies created following the removal of directors pursuant to this Section 3.13 are filled by action of the stockholders, a majority of the directors elected by the stockholders shall have the power to fill any remaining vacancy."

     Proposal No. 3. Amend Section 3.2 of the Bylaws to fix the number of directors of VLSI at three, by adding and by replacing the phrase "shall consist of six (6) persons" with the phrase "shall consist of three (3) persons";

     Proposal No. 4. Elect each of John T. Losier and Barry Singer (together, the "Nominees") as a member of the Board, to serve until the next annual meeting of Stockholders and until his successor has been elected and qualified; and

     Proposal No. 5. Repeal each amendment of the Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) adopted subsequent to March 12, 1996 and at or prior to the time the Proposals become effective (other than (i) the March 7 Amendments (as defined herein) and (ii) the amendments adopted as a result of the adoption of Proposal Nos. 2 and 3 set forth above).

     All the Proposals are designed to expedite the prompt consummation of KPE's proposed acquisition of the Company. On March 5, 1999, KPE commenced an offer to purchase all outstanding shares of Common Stock of the Company, together with the associated rights to purchase preferred stock (the "Rights") issued pursuant to the First Amended and Restated Rights Agreement, dated as of August 2, 1992 (together with any subsequent amendments thereto, the "Rights Agreement"), between the Company and The First National Bank of Boston, as Rights Agent (the Common Stock, together (unless the context otherwise requires) with the associated Rights, being herein referred to as the "Shares"), at $17.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. KPE currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect a merger or some similar business combination (the "Proposed Merger") between the Company and KPE or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Royal Philips, KPE or any other direct or indirect wholly owned subsidiary of Royal Philips or Shares, if any, that are held by Stockholders who are entitled to and who properly exercise dissenters' rights under the Delaware General Corporation Law (the "DGCL")), would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

     THIS CONSENT STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL.

     The Offer is conditioned upon, among other things, (i) the Rights having been redeemed by the Board or KPE being satisfied, in its sole discretion, that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger (the "Rights Condition") and (ii) the acquisition of Shares pursuant to the Offer and the Proposed Merger having been approved pursuant to
Section 203 of the DGCL ("Section 203") or KPE being satisfied, in its sole discretion, that the provisions of Section 203 are otherwise inapplicable to the acquisition of Shares pursuant to the Offer and the Proposed Merger (the "Section 203 Condition"). Based upon prior correspondence between management of Royal Philips and management of VLSI, KPE believes that the current Board may be unwilling to redeem the Rights (or to amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and to approve the Offer and the Proposed Merger under Section 203 and thus to permit the Offer and the Proposed Merger to be consummated.

     Accordingly, pursuant to the Proposals, KPE is seeking to elect to the Board persons who intend to redeem the Rights (or amend the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approve the Offer and the Proposed Merger under Section 203, which would satisfy the Rights Condition and the Section 203 Condition, and take such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. Therefore, adoption of the Proposals is expected to expedite the prompt consummation of the Offer and the Proposed Merger. In considering the Offer and the Proposed Merger (or any other alternative transaction that may be proposed to the Board), the Nominees intend to fulfill the fiduciary duties that they would have as directors of VLSI in accordance with the requirements of the DGCL.

     Stockholders are being asked to express their consent to the Proposals on the accompanying WHITE consent card. Each Proposal will become effective when properly completed, unrevoked and effective consent cards (or other forms of consent) indicating consent to such Proposal, signed by the holders of record on
[March   , 1999] [the record date for this Consent Solicitation] (the "Record
Date") of a majority of the Shares then outstanding, are delivered to VLSI.

     Each of Proposal Nos. 2-5 is conditioned upon the approval of Proposal No.
1. Proposal No. 1 is conditioned upon at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Board. None of Proposal Nos. 2-5 is conditioned upon the approval of any other of Proposal Nos. 2-5.

     Because a Proposal will not become effective unless executed consents to adopt such Proposal are returned by holders of record on the Record Date of a majority of the Shares then outstanding, the following actions will have the same effect as voting against such Proposal: (a) failing to execute and return a consent with respect to such Proposal or (b) executing and returning a consent marked "ABSTAINS" or "WITHHOLDS CONSENT" with respect to such Proposal. Executing and returning a consent marked to indicate the withholding of consent to the election of any Nominee will have the effect of a vote against the election of such Nominee.

     As is described below in "THE PROPOSALS -- Proposal No. 4", KPE believes that cumulative voting will apply in the case of Proposal No. 4. Under cumulative voting, in order to be elected, each Nominee will need to receive a Cumulative Majority (as defined herein). If you sign and return but do not mark the enclosed WHITE consent card your votes will be distributed in a way that will maximize the votes that you cast for the Nominees.

     ADOPTION OF THE PROPOSALS, INCLUDING THE REMOVAL OF THE CURRENT MEMBERS OF THE BOARD AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER. ACCORDINGLY, KPE URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

     Only Stockholders of record on the Record Date are entitled to give their consent to the Proposals. Thus:

     1. If your shares of Common Stock are held in your own name, please sign, date and mail the enclosed WHITE consent card in the postage-paid envelope provided.

     2. If your shares of Common Stock are held in "Street-name", only your bank or broker can execute a consent on your behalf and only upon receipt of your specific instructions. Please sign, date and return today the enclosed WHITE form of consent. To ensure your consent is expressed, please contact the person at your bank or broker who is responsible for your account and instruct that person to execute a consent on your behalf.

     If you have any questions or require any assistance in executing your consent, please call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                Bankers and Brokers Call Collect: (212) 750-5833
                   All Others Call Toll-Free: (888) 750-5834

                          REASONS FOR THE SOLICITATION

     KPE is soliciting written consents to the Proposals in order to expedite the prompt consummation of the Offer and the Proposed Merger. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. KPE currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger. AS DESCRIBED BELOW, THE NOMINEES, IF ELECTED, INTEND TO SUPPORT THE OFFER AND THE PROPOSED MERGER.

     KPE believes that the Offer and the Proposed Merger are in the best interests of the Stockholders because, among other things, the consideration that would be received by Stockholders in the Offer and the Proposed Merger reflects a substantial premium over the unaffected trading price of the Shares on February 25, 1999, the date immediately preceding the first public announcement of Royal Philips' proposal to acquire the Company. See "THE OFFER".

     The Nominees intend to remove the impediments to the consummation of the Offer and the Proposed Merger by, among other things, (a) redeeming the Rights (or amending the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and approving the Offer and the Proposed Merger under
Section 203 of the DGCL, which would have the effect of satisfying the Rights Condition and the Section 203 Condition, and taking such other actions as may be required to expedite the prompt consummation of the Offer and the Proposed Merger. Therefore, adoption of the Proposals is expected to expedite the prompt consummation of the Offer and the Proposed Merger. In considering the Offer and the Proposed Merger (or any other alternative transaction that may be proposed to the Board), the Nominees intend to fulfill the fiduciary duties that they would have as directors of VLSI in accordance with the requirements of the DGCL.

                                 THE PROPOSALS

     Set forth below is a description of the Proposals for which consents are solicited hereby:

     PROPOSAL NO. 1 -- REMOVAL OF DIRECTORS

     Proposal No. 1 provides for the removal of the six current members of the Board of VLSI, Pierre S. Bonelli, Robert P. Dilworth, William G. Howard, Jr., Paul R. Low, Alfred J. Stein and Horace H. Tsiang, and any other person or persons who may be members of the Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4, which is described below).

     PROPOSAL NO. 2 -- BYLAWS AMENDMENT FOR FILLING VACANCIES RESULTING FROM REMOVAL OF DIRECTORS

     Amend Section 3.13 of the Bylaws to provide for the filling of vacancies resulting from the removal of directors pursuant to Section 3.13 by adding the following sentences to the end of Section 3.13: "In the event that one or more directors are removed pursuant to this Section 3.13, the vacancy or vacancies created thereby may be filled by the stockholders acting at a meeting or by written consent. If less than all of the vacancies created following the removal of directors pursuant to this Section 3.13 are filled by action of the stockholders, a majority of the directors elected by the stockholders shall have the power to fill any remaining vacancy."

     PROPOSAL NO. 3 -- BYLAWS AMENDMENT FIXING NUMBER OF DIRECTORS AT THREE

     The Bylaws currently provide that the Board shall consist of six directors. Proposal No. 3 provides for the amendment of Section 3.2 of the Bylaws to fix the number of directors of VLSI at three. In particular, the amendment would replace the phrase "shall consist of six (6) persons" in such Section 3.2, with the phrase "shall consist of three (3) persons".

     PROPOSAL NO. 4 -- ELECTION OF NOMINEES

     Proposal No. 4 provides for the election of the Nominees named in the table below as two of the three directors of VLSI, to serve until the next annual meeting of Stockholders and until their successors have been elected and qualified.

     Paragraph 9 of the Company's Certificate of Incorporation provides that the Stockholders shall be entitled to cumulate votes in "all elections of directors". Therefore, KPE believes that cumulative voting will apply with respect to the proposed election of the Nominees pursuant to Proposal No. 4 of the Consent Solicitation. Cumulative voting entitles each Stockholder to cast, distributed among any one or more nominees (but not among more nominees than the number of directors to be elected), total votes equal to the number of shares of common stock held of record on the applicable record date by such Stockholder multiplied by the number of directors to be elected. In the context of the Consent Solicitation, cumulative voting means that (i) the number of votes that each Stockholder is entitled to cast is equal to three times the number of Shares held of record by such Stockholder on the Record Date and (ii) such Stockholder is entitled to distribute such votes among up to three persons. KPE URGES STOCKHOLDERS TO SIGN, DATE AND MAIL THE WHITE CONSENT CARD WITHOUT ALTERATION IN ORDER TO DISTRIBUTE ALL OF YOUR VOTES BETWEEN THE NOMINEES, THEREBY MAXIMIZING THE NUMBER OF VOTES CAST FOR THE NOMINEES.

     If Stockholders owning a majority of the outstanding Shares on the Record Date execute, deliver and do not revoke consents, distributing their votes in the manner currently set forth on the WHITE consent card, the requisite majority will be obtained and, accordingly, a number of consents sufficient to elect the Nominees will be obtained.

     If cumulative voting does not apply to the Consent Solicitation, the receipt of consents from the holders of a majority of the Shares outstanding on the Record Date shall be sufficient to elect the Nominees.

     If the Nominees are the only directors elected pursuant to the Consent Solicitation, the Nominees currently intend to appoint another individual to fill the one vacancy on the Board that would remain. Subject to the fiduciary duties that they would have as directors of VLSI, the Nominees anticipate that they would appoint an officer of Royal Philips or one of its affiliates as the third director.

     KPE's primary purpose in seeking to elect the Nominees to the Board is to obtain the redemption of the Rights (or the amendment of the Rights Agreement to make the Rights inapplicable to the Offer and the Proposed Merger) and the approval of the Offer and the Proposed Merger under Section 203, thereby facilitating the consummation of KPE's acquisition of VLSI. However, if elected, the Nominees would be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his or her duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company. In this context, circumstances may arise in which the interests of KPE and its affiliates, on the one hand, and the interests of other Stockholders, on the other hand, may differ. In any such case, the Nominees intend to discharge fully the obligations owing to the Company and the Stockholders under the DGCL.

     Each of the Nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as such a director. Although KPE has no reason to believe that either of the Nominees will be unable to serve as directors, if either Nominee is not available to serve, KPE expects that the remaining Nominee, upon taking office, would fill the vacancy with an individual willing to consider and implement acquisition proposals in the manner described herein.

     The information below concerning age, business address, principal occupation, employment history, directorships and beneficial ownership of Common Stock of the Nominees has been furnished by the respective Nominees.

                                                        PRESENT PRINCIPAL OCCUPATION
NAME, AGE AND                                             AND FIVE-YEAR EMPLOYMENT
BUSINESS ADDRESS                                           HISTORY; DIRECTORSHIPS
----------------                                        ----------------------------
John T. Losier, 45.....................  Since 1996, President and Chief Executive Officer of
  1251 Avenue of the Americas            Philips Electronics North America Corporation. From
  New York, NY 10020                     1996-1998, Senior Vice President-Worldwide Sales,
                                         Marketing, Services and Support, Tandem Computers, Inc.
                                         Prior to that time, President of the Large Business
                                         Services Group, and Chairman of the Bell Atlantic Network
                                         Integration, of the Bell Atlantic Corporation. Member of
                                         the IT Advisory Board of Prism Venture Partners.

Barry M. Singer, 59....................  Since 1998, President, Philips Research-U.S.A. From
  345 Scarborough Rd.                    1995-1997, Vice President and Chief Scientist, Philips
  Briarcliff Manor, NY 10510             Research-U.S.A. Prior to that time, Senior Vice
                                         President-Chief Technical Officer, Philips Lighting.

     Except as disclosed in this Consent Statement, none of Royal Philips, KPE, their directors or executive officers, the Nominees or the other representatives of KPE or Royal Philips named in Schedule II, other than Royal Philips which, together with its affiliates, is the beneficial owner of 1,235,000 Shares, owns any securities of the Company or any parent or subsidiary of the Company, beneficially or of record; has purchased or sold any such securities within the past two years; or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to such securities. Except as disclosed in this Consent Statement, to the best knowledge of KPE, Royal Philips, their directors or executive officers, the Nominees and the other representatives of KPE or Royal Philips named in Schedule II, none of their associates beneficially owns, directly or indirectly, any securities of the Company or any parent or subsidiary of the Company.

     Except as disclosed in this Consent Statement, none of KPE, Royal Philips, their directors or executive officers, the Nominees, the other representatives of KPE or Royal Philips named in Schedule II, or, to their best knowledge, their associates has any arrangement or understanding with any person (1) with respect to any future employment by the Company or its affiliates or (2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1998, or any currently proposed transaction, or series of similar transactions, which the Company or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and executive officers of Royal Philips or KPE and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business since January 1, 1998, but Royal Philips and KPE believe that the interest of such persons in such transactions is not material.

     KPE has agreed to reimburse each Nominee for out-of-pocket expenses incurred in connection with the Consent Solicitation. In addition, KPE has agreed to indemnify each Nominee, to the fullest extent permitted by applicable law, from and against any and all expenses, liabilities, damages or losses of any kind arising out of any threatened or filed action, suit or proceeding, whether civil, criminal, administrative or investigative, asserted against or incurred by the Nominee as a result of such Nominee's involvement in the Consent Solicitation or such Nominee's role as a director of VLSI in connection with considering all proposals to acquire VLSI submitted directly or indirectly as the result of the Proposed Merger and implementing any such proposal. In addition, it is anticipated that each Nominee, if elected, would be entitled to receive an appropriate pro rata portion of directors' fees paid consistent with VLSI's past practices. According to VLSI's

Proxy Statement dated April 16, 1998, nonemployee directors of VLSI are paid an annual retainer for Board service of $10,000, and an attendance fee of $2,000 and $500 for each Board and committee meeting (if such meeting is not held within one day of a Board meeting) attended, respectively. Directors are also reimbursed for certain expenses incurred in connection with attendance at regular or special meetings of the Board or any of its committees.

     As is described above under "THE CONSENT SOLICITATION" and "REASONS FOR THE SOLICITATION", the Nominees intend to expedite the prompt consummation of the Offer and the Proposed Merger by, among other things, taking action to satisfy the Rights Condition and the Section 203 Condition. In considering the Offer and the Proposed Merger (or any other alternative transaction that may be proposed to the Board), the Nominees intend to fulfill the fiduciary duties that they would have as directors of VLSI in accordance with the requirements of the DGCL.

     PROPOSAL NO. 5 -- REPEAL OF BYLAWS ADOPTED SUBSEQUENT TO MARCH 12, 1996

     Proposal No. 5 provides for the repeal of each amendment of the Bylaws (whether effected by supplement to, deletion from or revision of the Bylaws) adopted subsequent to March 12, 1996 and at or prior to the time the Proposals become effective (other than (i) the amendments adopted by the Board on March 7, 1999 to the extent such amendments were disclosed in the Company's Current Report on Form 8-K dated March 7, 1999 (the "March 7 Amendments") and (ii) the amendments adopted as a result of the adoption of Proposal Nos. 2 and 3, which is described above). The Bylaws filed as an exhibit to VLSI's Annual Report on Form 10-K for the year ended December 26, 1997 (the most recent publicly available version of the Bylaws) state that such Bylaws reflect all amendments adopted through March 12, 1996. Accordingly, this Proposal No. 4 would not repeal any provision of the Bylaws in effect as of March 12, 1996 (although, as noted above, Proposal No. 3 would amend Section 3.2 of the Bylaws). If, however, the Board has adopted since March 12, 1996, or adopts at or prior to the time the Proposals become effective, any amendment to the Bylaws, this Proposal would repeal such amendment so as to prevent the Board from creating new obstacles to the effectiveness of the Proposals or the consummation of an acquisition of VLSI (pursuant to the Offer and the Proposed Merger or otherwise) and to remove any existing undisclosed obstacles to the consummation of the effectiveness of the Proposals or an acquisition of VLSI (pursuant to the Offer and the Proposed Merger or otherwise).

     ADOPTION OF THE PROPOSALS, INCLUDING THE REMOVAL OF THE CURRENT MEMBERS OF THE BOARD AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER. ACCORDINGLY, KPE URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

                                   THE OFFER

     On March 5, 1999, KPE commenced the Offer. On February 25, 1999, the last full trading day prior to the public disclosure that Royal Philips had made a proposal to acquire the Company for $17.00 a Share, the reported closing bid price per Share reported on the Nasdaq National Market was $10 3/4. On March 4, 1999, the last full trading day prior to commencement of the Offer, the reported closing bid price per Share reported on the Nasdaq National Market was $18 5/16.
On March   , 1999, the last trading day prior to the date of this Consent
Statement, the reported closing bid price per Share reported on the Nasdaq
National Market was $          . STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT
MARKET QUOTATION FOR THE SHARES.

     Complete information about the Offer is contained in the Offer to Purchase, which is available upon request from Innisfree M&A Incorporated, the Information Agent for the Offer, by calling (212) 750-5833 or

(888) 750-5834 and in the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), which was filed with the Securities and Exchange Commission (the "SEC") on March 5, 1999. The Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth under "CERTAIN INFORMATION CONCERNING ROYAL PHILIPS and KPE". For a description of the background of the Offer, see Schedule I hereto.

PURPOSE OF THE OFFER

     The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company. KPE currently intends, as soon as practicable upon consummation of the Offer, to propose and seek to have the Company effect the Proposed Merger between the Company and KPE or an affiliate thereof, pursuant to which each then outstanding Share (other than Shares held by the Company in treasury, or owned by Royal Philips, KPE or any other direct or indirect wholly owned subsidiary of Royal Philips or Shares, if any, that are held by Stockholders who are entitled to and who properly exercise dissenters' rights under Delaware law), would be converted pursuant to the terms of the Proposed Merger into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest.

CERTAIN TERMS AND CONDITIONS OF THE OFFER

     The Offer is subject to the terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal. Certain terms of the Offer are summarized below:

     Upon the terms and subject to the conditions set forth in the Offer, KPE will accept for payment, and pay $17.00 per Share for, all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted. The term "Expiration Date" means 12:00 Midnight, New York City time, on April 1, 1999, unless and until KPE shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by KPE, shall expire.

     In addition to the Rights Condition and the Section 203 Condition described above, the Offer is conditioned, among other things, upon the following:

     Minimum Tender Condition. The minimum tender condition conditions the Offer upon there being validly tendered prior to the Expiration Date and not withdrawn a number of Shares (the "Minimum Number of Shares") which, together with the shares beneficially owned by KPE and its affiliates, will constitute a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Offer (the "Minimum Tender Condition"). KPE reserves the right (subject to the applicable rules and regulations of the SEC) to waive or reduce the Minimum Tender Condition and to elect to purchase, pursuant to the Offer, fewer than the Minimum Number of Shares.

     The Antitrust Condition. The Offer is conditioned on any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder and any laws of foreign jurisdictions and under any laws of the European community applicable to the purchase of Shares pursuant to the Offer having expired or been terminated.

     The Offer is not conditioned upon Royal Philips or KPE obtaining financing.

     Certain other conditions to the Offer are described in the Offer to Purchase. KPE reserves the right (but shall not be obligated) to waive any or all such conditions.

CERTAIN OTHER INFORMATION ABOUT THE OFFER

     Although the adoption of the Proposals is an important step toward satisfying the conditions of the Offer, Stockholders are not being asked to tender their Shares pursuant to this Consent Solicitation. KPE has reserved the right to amend the terms of the Offer and the Proposed Merger in light of future developments.

Such developments could include, without limitation, actions which VLSI or the Board may take and material adverse changes in VLSI's business.

     For information concerning a complaint filed by KPE in the Delaware Chancery Court relating to certain of VLSI's anti-takeover devices, see "LITIGATION" below.

                             THE CONSENT PROCEDURE

GENERAL; EFFECTIVENESS OF CONSENTS

     Section 228 of the DGCL provides that, unless otherwise provided in the certificate of incorporation of a corporation, any action required to be or that may be taken at meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if written consents setting forth the action so taken, are signed and delivered to the corporation by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Certificate of Incorporation of VLSI, as amended, does not prohibit stockholder action by written consent.

     Under the DGCL and the Company's Bylaws, as amended by the March 7 Amendments, the Board may, upon proper notice from KPE, fix a record date for the purposes of determining which Stockholders are entitled to consent to the Proposals in this Consent Statement. Such notice will require KPE to disclose certain information, including, but not limited to, the text of the Proposals, the reasons for soliciting consents and, to the extent the Proposals relate to the election of directors, specified information regarding the Nominees. If the Board elects to set a record date, it must do so within 10 days of receipt of notice, and the record date must be no more than 10 days after the date on which
the Board sets the record date. On March   , 1999, KPE sent a letter to the
Secretary of the Company requesting that the Board fix a record date for this Consent Solicitation. [As of the date of this Consent Statement, the Board had not fixed a Record Date. If no record date is fixed by the Board, the record date for determining Stockholders entitled to express consent in this Consent Solicitation will be the first date on which a signed written consent is delivered to VLSI by delivery to its registered office in the State of Delaware or to the Secretary of VLSI at VLSI's principal place of business. KPE will publish the Record Date as soon as it is available.]

     Each Proposal will become effective when properly completed, unrevoked and effective consent cards (or other forms of consent) indicating consent to such Proposal, signed by the holders of record on the Record Date of a majority of the shares of Common Stock then outstanding, are delivered to VLSI, provided that the requisite number of consents is delivered within 60 days of the earliest dated consent delivered to VLSI. If the Proposals are adopted pursuant to this Consent Solicitation, prompt notice will be given pursuant to Section 228(d) of the DGCL to eligible Stockholders who have not executed and returned consent cards.

     Because a Proposal will not become effective unless executed consents to adopt such Proposal are returned by holders of record on the Record Date of a majority of the Shares then outstanding, the following actions will have the same effect as voting against such Proposal: (a) failing to execute and return a consent with respect to such Proposal or (b) executing and returning a consent marked "ABSTAINS" or "WITHHOLDS CONSENT" with respect to such Proposal. Executing and returning a consent marked to indicate the withholding of consent to the election of any Nominee will have the effect of a vote against the election of such Nominee.

PROCEDURAL INSTRUCTIONS

     If a Stockholder is a record holder of Shares as of the close of business on the Record Date, such Stockholder may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENTS", "WITHHOLDS CONSENT" or "ABSTAINS" box, as applicable, underneath each such Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed envelope. In addition, a Stockholder may withhold consent to the removal of any individual member of the Board or to the election of any individual Nominee by writing such person's name on the consent card. However, the effectiveness of each of the Proposal Nos. 2-5 is subject to, and conditioned upon, the receipt of consents from the holders of record on the Record Date of a majority of the Shares then outstanding to the removal of each member of the Board pursuant to Proposal No. 1. In addition, Proposal No. 1 is conditioned upon at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Board. If a Stockholder returns a consent card that is signed and not marked with respect to any Proposal, such Stockholder will thereby consent to that Proposal in its entirety, except that such Stockholder will not thereby consent to the removal of any member of the Board or the election of any Nominee whose name is written in on the consent card.

     UNDER THE DGCL, ONLY STOCKHOLDERS OF RECORD ON THE RECORD DATE ARE ELIGIBLE TO GIVE THEIR CONSENT TO THE PROPOSALS. THEREFORE, KPE URGES EACH STOCKHOLDER, EVEN IF SUCH STOCKHOLDER HAS SUBSEQUENTLY SOLD ITS SHARES, TO GRANT ITS CONSENT PURSUANT TO THE ENCLOSED WHITE CONSENT CARD WITH RESPECT TO ALL SHARES HELD AS OF THE RECORD DATE. A STOCKHOLDER'S FAILURE TO CONSENT MAY ADVERSELY AFFECT THOSE WHO CONTINUE TO BE STOCKHOLDERS. IN ADDITION, ANY STOCKHOLDER OWNING SHARES BENEFICIALLY (BUT NOT OF RECORD), SUCH AS A PERSON WHOSE OWNERSHIP OF SHARES IS THROUGH A BROKER, BANK OR OTHER FINANCIAL INSTITUTION, SHOULD CONTACT THAT BROKER, BANK OR FINANCIAL INSTITUTION WITH INSTRUCTIONS TO EXECUTE THE WHITE CONSENT CARD ON SUCH STOCKHOLDER'S BEHALF OR TO HAVE THE BROKER, BANK OR FINANCIAL INSTITUTION'S NOMINEE EXECUTE THE CONSENT. EACH STOCKHOLDER IS URGED TO ENSURE THAT THE RECORD HOLDER OF SUCH STOCKHOLDER'S SHARES SIGNS, DATES AND RETURNS THE ENCLOSED WHITE CONSENT CARD AS SOON AS POSSIBLE. EACH STOCKHOLDER IS FURTHER URGED TO CONFIRM IN WRITING ANY INSTRUCTIONS GIVEN AND PROVIDE A COPY THEREOF TO KPE IN CARE OF INNISFREE M&A INCORPORATED, SO THAT KPE MAY ALSO ATTEMPT TO ENSURE SUCH INSTRUCTIONS ARE FOLLOWED.

CUMULATIVE VOTING

     Paragraph 9 of the Company's Certificate of Incorporation provides that the Stockholders shall be entitled to cumulate votes in "all elections of directors". Therefore, KPE believes that cumulative voting will apply with respect to the proposed election of the Nominees pursuant to Proposal No. 4 of the Consent Solicitation. Cumulative voting entitles each Stockholder to cast, distributed among any one or more nominees (but not among more nominees than the number of directors to be elected), total votes equal to the number of shares of common stock held of record on the applicable record date by such Stockholder multiplied by the number of directors to be elected. In the context of the Consent Solicitation, cumulative voting means that (i) the number of votes that each Stockholder is entitled to cast is equal to three times the number of Shares held of record by such Stockholder on the Record Date and (ii) such Stockholder is entitled to distribute such votes among up to three persons. KPE URGES STOCKHOLDERS TO SIGN, DATE AND MAIL THE WHITE CONSENT CARD WITHOUT ALTERATION IN ORDER TO DISTRIBUTE ALL OF YOUR VOTES BETWEEN THE NOMINEES, THEREBY MAXIMIZING THE NUMBER OF VOTES CAST FOR THE NOMINEES.

REVOCATION OF CONSENTS

     A Proposal will not become effective unless executed consents to adopt such Proposal are returned by holders of record on the Record Date of a majority of the Shares then outstanding. Executed consents with respect to any Proposal may be revoked at any time prior to the time that such Proposal becomes effective, provided that a written, dated revocation which clearly identifies the consent being revoked is executed and delivered either to (a) KPE in care of Innisfree M&A Incorporated, at 501 Madison Avenue, 20th Floor, New York, New York 10022, or (b) the principal executive offices of VLSI at 1109 McKay Drive, San Jose, California 95131. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. KPE requests that a copy of any revocation sent to VLSI be sent to KPE in care of Innisfree M&A Incorporated at the above address so that KPE may more accurately determine if and when consents to the Proposals have been received from the holders of record on the Record Date of a majority of the Shares then outstanding.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Proposed Merger is consummated, each holder of Shares whose Shares are to be converted in the Proposed Merger and who has neither voted in favor of the Proposed Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such Stockholder's Shares, exclusive of any element of value arising from the accomplishment or expectation of the Proposed Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Proposed Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses such stockholder's right to appraisal as provided in the DGCL, the Shares of such Stockholder will be converted into the right to receive the merger consideration pursuant to the Proposed Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

                             ROYAL PHILIPS AND KPE

     Royal Philips is a company incorporated under the laws of The Netherlands and is the parent company of the Royal Philips Electronics group. Royal Philips' principal executive offices are located at Rembrandt Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands. Royal Philips is one of the world's biggest electronics companies and Europe's largest, with sales of US$33.9 billion in 1998. The activities of the Royal Philips group are organized in product divisions which are responsible for Royal Philips' worldwide business policy. Royal Philips has manufacturing and sales organizations in over 60 countries. Royal Philips delivers products, systems and services in the fields of semiconductors, lighting, consumer electronics and communications, domestic appliances and personal care, components, medical systems, business electronics and information technology.

     Additional information concerning Royal Philips is set forth in Royal Philips' Annual Report on Form 20-F (the "Royal Philips Form 20-F") for the fiscal year ended December 31, 1997, a copy of which may be obtained from the SEC upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's website at http://www.sec.gov. Copies of the Schedule 14D-1, including the Offer to Purchase that forms a part thereof, may be obtained in the same manner.

     KPE is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. KPE is an indirect wholly owned subsidiary of Royal Philips. KPE owns 100 Shares which were purchased by Neglin Lamp B.V. ("Neglin Lamp"), a company incorporated under the laws of The Netherlands and a wholly owned subsidiary of Royal Philips, and were thereafter transferred to KPE pursuant to a broker-dealer journal transfer transaction. The principal executive offices of KPE are located at 1251 Avenue of the Americas, 20th Floor, New York, New York 10020.

     As of March 5, 1999, Royal Philips was the indirect beneficial owner of an aggregate of 1,235,000 Shares or approximately 2.7% of the Shares reported by the Company to be outstanding as of September 25, 1998. Royal Philips owns all but 100 of such Shares indirectly through its indirect wholly owned subsidiary Neglin Lamp. A broker-dealer purchased such shares in open-market purchases for the account of Neglin Lamp. Schedule III hereto sets forth with respect to such Shares (i) each date of purchase, (ii) the number of Shares purchased each such day and (iii) the average price paid therefor.

     KPE is the beneficial owner of 100 Shares. On March 3, 1999, Royal Philips transferred to KPE 100 Shares through a broker-dealer journal transfer transaction. Except as described in this Consent Statement (including Schedule III hereto), none of KPE, Royal Philips or, to the best knowledge of KPE, any of the persons listed in Schedule II hereto, or any associate or majority owned subsidiary of KPE, Royal Philips or any of the persons so listed, beneficially owns any equity security of the Company, and none of KPE, Royal Philips or, to the best knowledge of KPE, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days. KPE and Royal Philips disclaim beneficial ownership of any Shares owned by any pension plan of Royal Philips or any affiliate of Royal Philips.

     Certain information about certain directors, executive officers, employees and other representatives of KPE, who, in each case, may also assist in soliciting proxies, is set forth in the attached Schedule II.

Schedule III sets forth certain information relating to Shares owned by KPE, certain individuals and KPE Nominees and certain transactions between any of them and VLSI. Schedule IV sets forth certain information, as made available in public documents, regarding Shares held by VLSI's directors and executive officers.

                                   LITIGATION

     On March 5, 1999, Royal Philips and KPE commenced a lawsuit in the Court of Chancery of the State of Delaware (Civil Action No. 16992-NC) against the Company and the Board seeking, among other things, to compel the Board to redeem the Rights outstanding under the Rights Agreement or to otherwise take action to render the Rights inapplicable to the Offer and to invalidate the provision in the Rights Agreement providing that during the 10-day period following an announcement that a party has triggered the Rights by acquiring 20% or more of the Shares, the Rights can only be redeemed by the Continuing Directors of the Company.

     On March 7, 1999, the Board amended the Rights Agreement with the effect of, among other things, removing the Continuing Director redemption requirement, providing that the Rights may be redeemed only prior to the triggering of the Rights and lowering the threshold for triggering the Rights from 20% to 10%.

                           OWNERSHIP OF COMMON STOCK

     Except as provided below, each share of Common Stock is entitled to one vote, and the Common Stock is the only class of securities of VLSI currently entitled to vote. According to VLSI's Annual Report on Form 10-K for the fiscal year ended December 26, 1997, there were approximately 1,667 holders of record of Shares, and according to the Quarterly Report on Form 10-Q for the period ending September 25, 1998, there were 45,701,934 Shares outstanding as of September 25, 1998. KPE believes that Stockholders have cumulative voting rights for the election of directors upon compliance with certain notification provisions outlined in the Bylaws.

     The following table sets forth the share ownership of all persons who own beneficially more than 5% of VLSI's outstanding Shares as reported in a Schedule 13G dated February 16, 1997.

                                                              AMOUNT AND NATURE OF      APPROXIMATE
                                                             BENEFICIAL OWNERSHIP OF     PERCENT OF
                                                                SHARES OF COMMON        OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER                                STOCK(1)            COMMON STOCK
------------------------------------                         -----------------------    ------------
Lazard Freres & Co. LLC
  30 Rockefeller Plaza
  New York, New York 10020.................................         3,117,022               6.8%

---------------
(1) As reported in a Schedule 13G, dated February 16, 1999, Lazard Freres & Co. LLC ("Lazard Freres"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "1940 Act"), is the beneficial owner of 3,117,022 Shares, as a result of acting as investment adviser to various investment companies registered under Section 8 of the 1940 Act. Lazard Freres has sole power to dispose of the 3,117,022 Shares owned by Lazard Freres. Lazard Freres has sole voting power for 2,487,210 of the Shares.

     For information relating to the ownership of Common Stock by the current directors and executive officers of VLSI, see Schedule IV hereto.

     The information concerning VLSI contained in this Consent Statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information. KPE has no knowledge that would indicate that statements relating to VLSI contained in this Consent Statement in reliance upon publicly available information are inaccurate or incomplete. KPE, however, has not been given access to the books and records of VLSI, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy of, any such information or statements.

     The proxy statement of VLSI dated April 16, 1998 contains additional information concerning the Shares, beneficial ownership of the Shares by, and other information concerning, VLSI's directors and executive officers, compensation paid to executive officers, and the principal holders of the Shares. Such information, which KPE has not independently verified, is incorporated by reference in this Consent Statement, upon reliance on VLSI.

                            SOLICITATION OF CONSENTS

     Consents will be solicited by mail, telephone, telegraph, telex, telecopier and advertisement and in person. Solicitation may be made by directors, officers, investor relations personnel and other regular employees of Royal Philips and its subsidiaries, including KPE, and by the Nominees. No such employees will receive additional compensation for such solicitation.

     Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the solicitation materials to the beneficial owners of Shares for which they hold of record and KPE will reimburse them for their reasonable out-of-pocket expenses.

     In addition, KPE has retained Innisfree M&A Incorporated ("Innisfree") to assist and to provide advisory services in connection with this Consent Solicitation for which Innisfree will be paid a fee of not more than $-- and will be reimbursed for reasonable out-of-pocket expenses. It is anticipated that approximately -- persons will be employed by Innisfree to solicit Stockholders. KPE will indemnify Innisfree against certain liabilities and expenses in connection with the Consent Solicitation, including liabilities under the federal securities laws.

     Credit Suisse First Boston Corporation ("CSFB") is acting as KPE's exclusive financial advisor in connection with KPE's effort to acquire VLSI and as Dealer Manager in connection with the Offer. Royal Philips and KPE have agreed to pay CSFB as compensation for its services as financial advisor and Dealer Manager as follows: a financial advisory fee of $80,000 per month for a maximum of three months, fully creditable against the transaction fee; an announcement fee of $1,000,000 payable upon the public announcement by Royal Philips of a firm bid, fully creditable against the transaction fee; a transaction fee of $4,500,000 payable upon the completion of an acquisition. Royal Philips has agreed to consider, at its sole discretion, increasing such transaction fee. Royal Philips and KPE have agreed to reimburse CSFB for its reasonable out-of-pocket expenses (including the fees and expenses of counsel), in connection with the Offer, and have agreed to indemnify CSFB and against certain liabilities and expenses in connection with the Offer and the Proposed Merger, including liabilities under the federal securities laws.

     In connection with CSFB's engagement as exclusive financial advisor, KPE anticipates that certain employees of CSFB may communicate in person, by telephone or otherwise with institutions, brokers or other persons who are Stockholders for the purpose of assisting in the solicitation of consents. CSFB will not receive any fee for or in connection with such solicitation activities apart from the fees which it is otherwise entitled to receive as described above.

     The expenses related directly to the Consent Solicitation are expected to
aggregate $          and will be borne by KPE. These expenses include any fees
and expenses for attorneys, public relations and financial advisers, solicitors, advertising, printing, transportation, litigation and other costs incidental to the solicitation, but exclude costs represented by salaries and wages of regular employees and officers of KPE and expenses related primarily to the Proposed
Merger. Of the above stated amount, approximately $          has been spent to
date. KPE does not intend to seek reimbursement of its expenses related to the Consent Solicitation from VLSI whether or not the Consent Solicitation is successful.

     IF YOU HAVE ANY QUESTIONS CONCERNING THIS CONSENT SOLICITATION OR THE PROCEDURES TO BE FOLLOWED TO EXECUTE AND DELIVER A CONSENT, PLEASE CONTACT INNISFREE AT THE ADDRESS OR PHONE NUMBER SPECIFIED BELOW.

     ADOPTION OF THE PROPOSALS, INCLUDING THE REMOVAL OF THE CURRENT MEMBERS OF THE BOARD AND ELECTION OF THE NOMINEES, IS AN IMPORTANT STEP TOWARD PROMPT CONSUMMATION OF THE OFFER AND THE PROPOSED MERGER. ACCORDINGLY, KPE URGES YOU TO PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE CONSENT CARD. YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER, AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

                                          KPE ACQUISITION INC.

March   , 1999

                                   IMPORTANT

     Only Stockholders of record on the Record Date are entitled to give their consent to the Proposals. Thus:

     1. If your shares of Common Stock are held in your own name, please sign, date and mail the enclosed WHITE consent card in the postage-paid envelope provided.

     2. If your shares of Common Stock are held in "Street-name", only your bank or broker can execute a consent on your behalf and only upon receipt of your specific instructions. Please sign, date and return today the enclosed WHITE form of consent. To ensure your consent is expressed, please contact the person at your bank or broker who is responsible for your account and instruct that person to execute a consent on your behalf.

     If you have any questions or require any assistance in executing your consent, please call:

                        INNISFREE M&A INCORPORATED LOGO
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022
                BANKERS AND BROKERS CALL COLLECT: (212) 750-5833
                   ALL OTHERS CALL TOLL-FREE: (888) 750-5834

                                   SCHEDULE I

                            BACKGROUND OF THE OFFER

     In the ordinary course of its business, Royal Philips is engaged in the ongoing evaluation of potential candidates for acquisitions and strategic transactions. Through that process, in the summer of 1998 Royal Philips identified the Company as a candidate with which it might pursue an acquisition or other strategic transaction.

     On September 2, 1998, Arthur van der Poel, Chairman of the Philips Semiconductors division ("Philips Semiconductors") of Royal Philips, called Alfred J. Stein, Chairman and Chief Executive Officer of the Company, to communicate Royal Philips' interest in pursuing a strategic transaction with the Company, including an acquisition or joint venture arrangement. Mr. Stein responded that he did not wish to entertain such discussions at that time. It was suggested by Mr. Stein that in the next few months Mr. Stein and Mr. Van der Poel should meet at a mutually convenient time in either Europe or the United States.

     In October of 1998, Philips retained Credit Suisse First Boston Corporation to act as its financial advisor and Sullivan & Cromwell to act as its legal counsel in connection with its exploration of a possible strategic transaction with the Company.

     On November 4, 1998, Mr. Van der Poel called Mr. Stein and set up a meeting for November 23, 1998 so that the two of them could continue their previous discussions regarding a possible transaction between Royal Philips and the Company. On November 20, 1998, Mr. Van der Poel had a conference call with Mr. Stein and Robert P. Dilworth, a member of the Board of Directors of the Company, regarding the agenda for the November 23 meeting. Mr. Stein and Mr. Dilworth asked Mr. Van der Poel to confirm that he would not be bringing a written proposal to acquire the Company to the November 23 meeting. Mr. Van der Poel confirmed that he would not bring such a written proposal. On November 23, 1998, Mr. Van der Poel met with Mr. Stein in San Jose, California and informed Mr. Stein that Royal Philips wished to conduct a due diligence investigation of the Company and to commence to attempt to negotiate mutually agreeable terms pursuant to which Royal Philips would acquire the Company. Mr. Stein reiterated that he did not believe it was an appropriate time to negotiate the sale of the Company, and suggested that he and Mr. Van der Poel take up the subject again in another three to six months. Mr. Stein and Mr. Van der Poel did agree to consider areas in which the Company and Philips Semiconductors might cooperate.

     On December 3, 1998, Mr. Van der Poel sent Mr. Stein a letter to follow-up on the November 23 meeting. In that letter Mr. Van der Poel outlined three areas in which he believed Philips Semiconductors and the Company could cooperate -- manufacturing, technology and cellular telephony applications -- and suggested that representatives of the two companies should meet to discuss a possible cooperation arrangement. Responding to Mr. Van der Poel's proposal, Mr. Stein called and said that he believed cooperation in manufacturing and technology was worth exploration and agreed that the appropriate representatives should meet.

     Following up on the agreement of Messrs. Stein and Van der Poel, on January 23, 1999, Stuart McIntosh, Chief Operations Officer of Philips Semiconductors, traveled to the Company's manufacturing facility in San Antonio, Texas, where he met with David Ledvina, an officer of the Company with responsibility for manufacturing, and discussed with him ways in which the two companies could cooperate in terms of manufacturing. On February 16, 1999, Theo Claassen, Chief Technology Officer of Philips Semiconductors, and Rob Horbach, Strategy Officer of Philips Semiconductors, met with Rajeeva Lahri, Senior Vice President Corporate Research and Development, C. Clifford Roe, Vice President Corporate Strategic Programs, and Bob Payne, Vice President Strategic Technology to discuss the ways in which the two companies could cooperate in the technology area.

     On February 17, 1999, Mr. Van der Poel contacted Mr. Stein by e-mail suggesting that they meet on the afternoon of February 25, 1999, when Mr. Van der Poel planned to be in California. By reply e-mail, Mr. Stein confirmed that he would be available to meet that afternoon.

     On February 25, 1999, Mr. Van der Poel, joined by Cor Boonstra, President and Chief Executive Officer of Royal Philips, met with Mr. Stein at the offices of the Company in San Jose, California. At that meeting, Mr. Boonstra and Mr. Van der Poel informed Mr. Stein of Royal Philips' intention to propose to the Board of Directors of the Company that the two companies negotiate an agreement whereby Royal Philips would acquire, in a merger transaction, all the shares of the Company. Mr. Boonstra and Mr. Van der Poel discussed with Mr. Stein the business rationale and strategic benefits of such a business combination. Mr. Stein responded that he understood the strategic rationale of such a business combination, but did not wish to pursue a combination at this time or within the next six months. Mr. Boonstra and Mr. Van der Poel reiterated that Royal Philips aimed at a much faster time schedule. Mr. Stein responded that he would discuss the matter with the Company's Board of Directors at a regularly scheduled board meeting on Wednesday March 3, 1998. In conclusion, Mr. Boonstra and Mr. Van der Poel said that they would confer among themselves regarding what had been discussed and would get back to Mr. Stein regarding how Royal Philips would propose to proceed. On February 25, 1999, the closing bid for the Shares on the Nasdaq National Market was $10 3/4.

     Later that day, Mr. Van der Poel called Mr. Stein to inform him that they would be sending him shortly a letter outlining Royal Philips' proposal. Shortly thereafter, on the evening of February 25, 1999, the following letter was delivered to Mr. Stein:

     Mr. A. J. Stein
     Chairman & CEO
     VLSI Technology, Inc.
     1109 McKay Drive
     San Jose, CA 95131
                                                               February 25, 1999

     Dear Mr. Stein,

          Thank you for meeting with Arthur van der Poel and myself to discuss a possible strategic business combination between our companies. As you know from our recent conversations, Philips has for some time studied the possibility of a combination of our Semiconductors division and VLSI. Those conversations and our meeting today have convinced us that we should progress with our discussions on a fast time track. We have therefore summarized our proposal in this letter so that you can discuss it with your Board of Directors and advisors.

          Based upon our work to date, which has been limited to public sources, Philips would propose to enter into an agreement to acquire VLSI in a merger transaction in which your stockholders would receive $17 in cash for each share of VLSI common stock.

          We believe our proposal, which represents a premium of approximately 60% to the closing VLSI market price on February 25th, offers an extremely attractive opportunity for your stockholders. Philips would propose to finance the transaction primarily through existing cash balances and thus would not require any contingency or delay traditionally associated with raising capital.

          As we told you, we have the highest regard for your company and your employees, as well as your many innovations in the semiconductor field. We believe that the combined business of VLSI and Philips Semiconductors will be positioned as a global leader in many of the most exciting semiconductor growth markets. Furthermore, we are convinced that the strategic, operational and financial merits of such a combination are compelling and will provide significant benefits to your shareholders, employees, customers, and other stakeholders.

          We plan to use VLSI as a cornerstone of our growth strategy for Philips Semiconductors in North America as a platform for further expansion. As a result, we recognize that VLSI's management and employees are essential to the success of our proposed business combination. We are therefore very interested in discussing with you the ways in which we can properly offer incentives and retain those managers and employees.

          As you can appreciate, with a proposal of this type, time is of the essence, and we are prepared to move accordingly. We would be happy to meet with you and other members of your Board of Directors, senior management and with your advisers as soon as practical to discuss our proposal and to answer any questions you or they may have. We believe it would be mutually desirable if you would give us the opportunity to conduct customary due diligence in parallel with the negotiation of a definitive acquisition agreement.

          We realize that your Board of Directors will want to carefully consider our proposal, but we do ask that you get back to us with a response as soon as possible, but in no event later than the close of business on Wednesday, March 3rd.

          We have discussed the highly sensitive nature of the market information contained in this letter with our legal counsel, Sullivan & Cromwell. Based upon those discussions, we have decided to publicly disclose our acquisition proposal. I hope that VLSI will respond favorably to this proposal, and that a combination of our related businesses can be accomplished in an amicable and mutually beneficial fashion. We look forward to your response.

     Sincerely,

     Cor Boonstra

     President & CEO
     Royal Philips Electronics

     cc: Board of Directors VLSI Technology, Inc.

     Also on the evening of February 25, 1999, Royal Philips issued a press release, which announced that Royal Philips had made the proposal to Mr. Stein and the Company's Board of Directors and set forth the foregoing letter.

     On February 26, 1999, the Company issued a press release acknowledging receipt of Royal Philips' proposal and including a statement from Mr. Stein indicating that the Company's Board of Directors would evaluate the proposal with the Company's financial and legal advisors.

     On March 3, 1999, the Company's Board of Directors convened for a regularly scheduled meeting. Later that day, the Company issued a press release indicating, among other things, that the Company had scheduled a special meeting of its Board of Directors for March 23, 1999, at which it would consider the results of an evaluation conducted by its advisors of the proposal set forth in Royal Philips' February 25 letter.

     On March 4, 1999, Royal Philips issued a press release indicating that it would commence the Offer on March 5, 1999. The release stated that Royal Philips was encouraged that the Company's Board of Directors was considering Royal Philips' proposal with an open mind. However, Royal Philips explained that given the compelling nature of the transaction with the Company, Royal Philips desired to quickly complete a mutually beneficial transaction and therefore took its offer directly to the Company's Stockholders. In doing so, Royal Philips repeated its preference for a negotiated transaction with the Company.

     Also on March 4, 1999, Mr. Boonstra sent the following letter to Mr. Stein:

     By Facsimile

     Mr. A. J. Stein
     Chairman & CEO
     VLSI Technology, Inc.
     1109 McKay Drive
     San Jose, CA 95131                                            March 4, 1999

     Dear Mr. Stein,

          We were encouraged to hear that your Board of Directors has an open mind about Philips' proposal to acquire VLSI in a merger transaction in which your stockholders would receive $17 in cash for each share of VLSI common stock.

          We have the highest regard for your company and your employees, as well as your many innovations in the semiconductor field. Combining VLSI with Philips Semiconductors presents both a compelling strategic and operational opportunity for our businesses and compelling financial benefits to your shareholders. The market's response to our proposal confirms this belief.

          Given the compelling nature of this transaction, time is of the essence. Accordingly, to keep this transaction on a fast time track and to demonstrate that we are committed to pursuing it, we plan to commence tomorrow a $17 per share tender offer for all the outstanding shares of VLSI.

          As you are aware, the Company's rights plan is at the present time an impediment to consummation of our offer. Accordingly, in order that your stockholders can receive the benefits of our offer, we request that the Board of Directors redeem the rights outstanding pursuant to the rights plan or otherwise take action to render the rights inapplicable to our offer. If your Board of Directors does not dismantle the rights plan, in order to pursue our offer it would be our intention to seek to replace your Board of Directors with nominees who, subject to their fiduciary duties, would allow the offer to proceed. This is not our preferred course, but we are prepared to take it, should it be necessary in order for us to accept the tenders of the stockholders that respond to our offer.

          We want you, your Board of Directors, your management and your employees to know that we would prefer to negotiate a definitive acquisition agreement with you. We and our advisors are prepared to start the process immediately. In that regard, please contact me or Arthur van der Poel at any time should you wish to discuss our proposal prior to your scheduled Board meeting on March 23, 1999.

     Sincerely,

     Cor Boonstra

     President & CEO
     Royal Philips Electronics

     cc: Board of Directors VLSI Technology, Inc.

     On March 5, 1999, Royal Philips and KPE commenced the Offer.

                                  SCHEDULE II

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
            OFFICERS, AND CERTAIN REPRESENTATIVES, OF ROYAL PHILIPS

     The following table sets forth the name and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the Directors and executive officers of Royal Philips, (2) the Directors and executive officers of KPE Acquisition Inc. and (3) certain representatives of Royal Philips who may assist Innisfree M&A Incorporated, the Information Agent, in soliciting proxies from VLSI Stockholders. Unless otherwise indicated, the principal business address of each Director or executive officer of Royal Philips, and each Director or executive officer of KPE Acquisition Inc., named below is Rembrand Tower, Amstelplein 1, 1096 HA Amsterdam, The Netherlands.

               DIRECTORS AND EXECUTIVE OFFICERS OF ROYAL PHILIPS

             NAME AND PRINCIPAL                           PRESENT OFFICE OR OTHER
              BUSINESS ADDRESS                      PRINCIPAL OCCUPATION OR EMPLOYMENT
             ------------------                     ----------------------------------
Cor Boonstra.................................  President; Chairman of the Board of
                                               Management and Group Management Committee
Dudley G. Eustace............................  Executive Vice-President; Vice-Chairman of
                                               the Board of Management and the Group
                                               Management Committee
Jan H.M. Hommen..............................  Executive Vice-President; Member of the Board
                                               of Management and the Group Management
                                               Committee; Chief Financial Officer
Adri Baan....................................  Executive Vice-President; Member of the Board
                                               of Management and the Group Management
                                               Committee; Chairman of the Consumer
                                               Electronics Division
Y.C. Lo......................................  Executive Vice-President; Member of the Board
                                               of Management and the Group Management
                                               Committee
Arthur P.M. van der Poel.....................  Executive Vice-President; Member of the Board
                                               of Management and the Group Management
                                               Committee; Chairman of the Semiconductors
                                               Division
John W. Whybrow..............................  Executive Vice-President; Member of the Board
                                               of Management and the Group Management
                                               Committee; Chairman of the Lighting Division
R. Pieper....................................  Executive Vice-President; Member of the Board
                                               of Management and the Group Management
                                               Committee
Ad H.A. Veenhof..............................  Member of the Group Management Committee;
                                               Chairman of the Domestic Appliances and
                                               Personal Care Division
Kees Bulthuis................................  Member of the Group Management Committee;
                                               Senior Managing Director of Corporate
                                               Research
J. M. Barella................................  Member of the Group Management Committee;
                                               Chairman of the Medical Systems Division
A.B. Bok.....................................  Member of the Group Management Committee;
                                               Chairman of the Business Electronics Division
G.J. Kleisterlee.............................  Member of the Group Management Committee;
                                               Chairman of the Components Division
J.P. Oosterveld..............................  Member of the Group Management Committee;
                                               Senior Director of Corporate Strategy

             NAME AND PRINCIPAL                           PRESENT OFFICE OR OTHER
              BUSINESS ADDRESS                      PRINCIPAL OCCUPATION OR EMPLOYMENT
             ------------------                     ----------------------------------
A. Westerlaken...............................  Member of the Group Management Committee;
                                               General Secretary; Chief Legal Officer;
                                               Secretary to the Board of Management
N.J. Bruijel.................................  Member of the Group Management Committee
                                               responsible for Corporate Human Resources
                                               Management
F.A. Maljers.................................  Chairman of the Supervisory Board
A. Leysen....................................  Member of the Supervisory Board
W. Hilger....................................  Member of the Supervisory Board
L.C. van Wachem..............................  Member of the Supervisory Board
C.J. Oort....................................  Member of the Supervisory Board
L. Schweitzer................................  Member of the Supervisory Board
  34 Quai du Point du Jour
  BP 103 92109
  Boulogne Bilancourt
  Cedex, France
Sir Richard Greenbury........................  Member of the Supervisory Board
W. de Kleuver................................  Member of the Supervisory Board

            DIRECTORS AND EXECUTIVE OFFICERS OF KPE ACQUISITION INC.

             NAME AND PRINCIPAL                           PRESENT OFFICE OR OTHER
              BUSINESS ADDRESS                      PRINCIPAL OCCUPATION OR EMPLOYMENT
             ------------------                     ----------------------------------
William E. Curran............................  President; Chief Executive Officer; Director
  1251 Avenue of the Americas
  New York, NY 10020
  United States
Guido R.C. Dierick...........................  Vice President; Treasurer; Director
Belinda Chew.................................  Vice President; Secretary
  1251 Avenue of the Americas
  New York, NY 10020
  United States

      CREDIT SUISSE FIRST BOSTON CORPORATION AND CERTAIN OF ITS EMPLOYEES
              WHO MAY ALSO ASSIST IN THE SOLICITATION OF CONSENTS

                     NAME AND PRINCIPAL                            PRESENT OFFICE OR OTHER
                    BUSINESS ADDRESS(1)                       PRINCIPAL OCCUPATION OR EMPLOYMENT
                    -------------------                       ----------------------------------
REPRESENTATIVES EMPLOYED BY CREDIT SUISSE FIRST BOSTON
  CORPORATION ("CSFB")(2)
George Boutros..............................................  Managing Director
Jason DiLullo...............................................  Vice President

---------------
(1) The principal business address of all representatives who are employees of CSFB named above is: Credit Suisse First Boston Corporation, 2400 Hanover Street, Palo Alto, California 94304.

(2) CSFB engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of its business, CSFB may trade securities of VLSI for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities. CSFB informed Royal Philips that as of March 9, 1999, CSFB held a net long position of 1,440 VLSI Shares.

                                  SCHEDULE III

    SHARES HELD BY ROYAL PHILIPS, KPE, CERTAIN OF THEIR DIRECTORS, OFFICERS,
          EMPLOYEES AND OTHER REPRESENTATIVES AND THE KPE NOMINEES AND
               CERTAIN TRANSACTIONS BETWEEN ANY OF THEM AND VLSI

     As of March 5, 1999, Royal Philips was the indirect beneficial owner of an aggregate of 1,235,000 Shares or approximately 2.7% of the Shares reported by the Company to be outstanding as of September 25, 1998. Royal Philips owns all but 100 of such Shares indirectly through its indirect wholly owned subsidiary Neglin Lamp. A broker-dealer purchased such Shares in open-market purchases for the account of Neglin Lamp. Each date of purchase, the number of Shares purchased each such day and the average price paid therefor are set forth below.

DATE OF PURCHASE                              NO. OF SHARES    AVERAGE PRICE PER SHARE
----------------                              -------------    -----------------------
February 17, 1999...........................      40,000               $10.15
February 18, 1999...........................     235,000               $10.07
February 19, 1999...........................     575,000               $10.01
February 22, 1999...........................      25,000               $ 9.96
February 26, 1999...........................     360,000               $15.34

     Except as disclosed in this Consent Statement, none of KPE, Royal Philips, or, to the best knowledge of KPE, any of the persons named in Schedule I or KPE Nominees owns any securities of VLSI or any subsidiary of VLSI, beneficially or of record, has purchased or sold any of such securities with the past two years or is or was within the past year a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Proxy Statement, to the best knowledge of KPE, such directors, officers, employees and other representatives and KPE Nominees, none of their associates beneficially owns, directly or indirectly, any securities of VLSI.

     In the ordinary course of its business, CSFB engages in securities trading and brokerage activities and may trade or otherwise effect transactions in debt or equity securities of VLSI for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of March 9, 1999, CSFB held a net long position of 1,440 Shares.

     Except as disclosed in this Consent Statement, none of KPE, Royal Philips, their respective directors, officers, employees or other representatives named in Schedule I or KPE Nominees or, to their best knowledge, their associates has any arrangement or understanding with any person (1) with respect to any future employment by the Company or its affiliates or (2) with respect to future transactions to which the Company or any of its affiliates will or may be a party, other than sales of products and services in the ordinary course of business.

                                     FORM OF
               CONSENT TO ACTION OF STOCKHOLDERS WITHOUT A MEETING
                        SOLICITED BY KPE ACQUISITION INC.

    Unless otherwise specified below, the undersigned, a holder of record of shares of Common Stock, par value $0.01 per share (the "Common Stock"), of VLSI Technology, Inc. ("VLSI") on March __, 1999 (the "Record Date"), hereby consents pursuant to Section 228 of the Delaware General Corporation Law, with respect to all of the shares of Common Stock held by the undersigned, to the taking of the following actions (collectively, the "Proposals") without a meeting of the stockholders of VLSI:

/X/ PLEASE MARK VOTES AS IN THIS EXAMPLE.

       IT IS RECOMMENDED THAT YOU CONSENT TO ALL OF THE FOLLOWING ACTIONS.

(IF A SIGNED CARD IS RETURNED, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO EACH PROPOSAL WITH RESPECT TO WHICH THERE IS NO MARK INDICATING EITHER THAT CONSENT IS WITHHELD OR THAT THE UNDERSIGNED HAS ABSTAINED.)

Proposal No. 1.   The removal of each of the 6 current members of the Board of
                  Directors of VLSI (the "Board"), Pierre S. Bonelli, Robert P.
                  Dilworth, William G. Howard, Jr., Paul R. Low, Alfred J. Stein and Horace H. Tsiang, and any other person or persons who may be members of the Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal No. 4 set forth below).

                  / / CONSENTS        / / WITHHOLDS CONSENT      / / ABSTAINS

                  Instruction: To consent to the removal of certain of the current directors of VLSI, but not all of them, check the "Consents" box above and write the name of each person you do not wish removed in the following space:

Proposal No. 2.   Amendment of Section 3.13 of the Bylaws of VLSI (the "Bylaws")
                  to provide for the filling of vacancies resulting from the removal of directors pursuant to Section 3.13 by adding the following sentence to the end of Section 3.13: "In the event that one or more directors are removed pursuant to this
                  Section 3.13, the vacancy or vacancies created thereby may be filled by the stockholders acting at a meeting or by written consent. If less than all of the vacancies created following the removal of directors pursuant to this Section 3.13 are filled by action of the stockholders, a majority of the directors elected by the stockholders shall have the power to fill any remaining vacancy."

                  / / CONSENTS        / / WITHHOLDS CONSENT      / / ABSTAINS

Proposal No. 3.   Amendment of Section 3.2 of the Bylaws of VLSI to fix the
                  number of directors of VLSI at three, by replacing the phrase
                  "shall consist of six (6) persons" with the phrase
                  "shall consist of three (3) persons".

                  / / CONSENTS        / / WITHHOLDS CONSENT      / / ABSTAINS

Proposal No. 4.   The Election of each of John T. Losier and Barry Singer
                  (together, the "Nominees") as a member of the Board, to serve until the next annual meeting of Stockholders and until his successor has been elected and qualified. Unless a different distribution is specified below, the inspector of elections is hereby instructed to distribute the total votes the undersigned is entitled to cast in the election of directors as follows: 50% for John T. Losier and 50% for Barry Singer, with any odd vote being cast for John T. Losier if the undersigned's taxpayer I.D. number ends in an even number or for Barry Singer if the undersigned's taxpayer I.D. number ends in an odd number or is otherwise not determinable.

                  / / CONSENTS        / / WITHHOLDS CONSENT      / / ABSTAINS

                  IF YOU WISH TO CONSENT TO THE ELECTION OF ONE OF THE NOMINEES, BUT NOT THE OTHER, CHECK THE "CONSENTS" BOX ABOVE AND WRITE THE NAME OF NOMINEE YOU DO NOT WISH ELECTED IN THE FOLLOWING
                  SPACE:


                  IF YOU WISH TO SPECIFY A DIFFERENT DISTRIBUTION OF YOUR VOTES THAN THE DISTRIBUTION DESCRIBED ABOVE, DESCRIBE YOUR DESIRED DISTRIBUTION BELOW:

                  IF NO BOX IS MARKED ABOVE WITH RESPECT TO THIS PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL, EXCEPT THAT THE UNDERSIGNED WILL NOT BE DEEMED TO CONSENT TO THE ELECTION OF ANY CANDIDATE WHOSE NAME IS WRITTEN-IN IN THE SPACE PROVIDED ABOVE.

Proposal No. 5.   Repeal each amendment of the Bylaws (whether effected by
                  supplement to, deletion from or revision of the Bylaws) adopted subsequent to March 12, 1996 and at or prior to the time the Proposals become effective (other than (i) the March
                  7 Amendments (as defined in the Consent Statement) and (ii) the amendments adopted as a result of the adoption of Proposal
                  Nos. 2 and 3 set forth above).

                  / / CONSENTS        / / WITHHOLDS CONSENT      / / ABSTAINS

Note: Each of Proposal Nos. 2-5 is conditioned upon the approval of Proposal No.
1. Proposal No. 1 is conditioned upon at least one of the Nominees listed in Proposal No. 4 being elected as a member of the Board. None of Proposal Nos. 2-5 is conditioned upon the approval of any other of Proposal Nos. 2-5.

                      (Continued and to be signed and dated on the reverse side)

(Continued from other side)

IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE, PLEASE CONTACT INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. BANKERS AND BROKERS CALL COLLECT (212) 750-5833. ALL OTHERS CALL TOLL-FREE (888) 750-5834.

CONSENTS CAN ONLY BE GIVEN BY THE STOCKHOLDER OF RECORD ON THE RECORD DATE. PLEASE SIGN YOUR NAME BELOW EXACTLY AS IT APPEARS ON YOUR STOCK CERTIFICATE(S) ON THE RECORD DATE OR ON THE LABEL AFFIXED HERETO. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                        Dated: __________________________, 1999


                                        _______________________________________
                                               Signature (Title, if any)


                                        _______________________________________
                                               Signature if held jointly

PLEASE SIGN, DATE AND MAIL YOUR CONSENT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.